Exhibit 3.2
RESOLVED, that the following sections of the Bylaws of FBL Financial Group, Inc., be amended in their entirety to read as follows:
Article II. Directors
2.7 Lead Director. When they deem it advisable to do so, the Class A directors that are independent of management will elect from among themselves a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board, and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.
Article III. Committees
3.2 Executive Committee. An Executive Committee consisting of the Chief Executive Officer, the Chairman of the Board, the Lead Director, and two or more members of the Board of Directors may be designated by the Board of Directors. The two or more members so designated shall be nominated by the Class A Nominating and Corporate Governance Committee, and ratified by the Board of Directors. The Chairman thereof shall be the Chairman of the Board.
The Executive Committee shall, during the intervals between the meetings of the Board of Directors and so far as it lawfully may, possess and exercise all of the authority of the Board of Directors in the management of the business of the Corporation, in all cases in which specific directions shall not have been given by the Board of Directors provided that notwithstanding the foregoing, the Executive Committee shall not have authority to:
     1. authorize or approve dividends or other distributions, except according to a formula or method, or within limits, prescribed by the Board of Directors;
     2. approve or propose to shareholders actions or proposals required by the Iowa Business Corporation Act to be approved by shareholders;
     3. fill vacancies on the Board of Directors or, subject to Section 3.1 hereof, any committee thereof;
     4. adopt, amend or repeal Bylaws; or
     5. remove the Chairman of the Board, Chairman of the Executive Committee or the Chief Executive Officer, or to appoint any person to fill a vacancy in any such office.
3.3 Audit Committee. The Board of Directors shall appoint an Audit Committee. The Audit Committee shall consist solely of Class A Directors, not less than three in number, who are independent of management and free from any relationships that, in the opinion of the Board of Directors, would interfere with the exercise by the Director of independent judgment as a committee member. Committee members shall be nominated by the Class A Nominating and Corporate Governance Committee, and ratified by the Board of Directors. One of the members shall be nominated by the Chairman of the Board, with the approval of a majority of the Directors, to be the chairman of the Committee.

The policy statements and rules regarding audit committees issued by the New York Stock Exchange and the Securities and Exchange Commission shall be applicable in determining which Directors are “independent” for this purpose.
The Audit Committee shall be responsible for the appointment of, and directly responsible for the compensation and oversight of, the Corporation’s independent auditors. The Audit Committee shall have such specific duties as shall be set forth in the Audit Committee Charter. The Audit Committee Charter shall be approved by the Board of Directors and the Audit Committee.
3.4 Finance Committee. The Board of Directors may appoint a Finance Committee. The Finance Committee shall consist of up to 5 members of the Board of Directors and shall be nominated by the Class A Nominating and Corporate Governance Committee, and ratified by the Board of Directors. One of the members shall be nominated by the Chairman of the Board, with the approval of a majority of the Directors, to be the chairman of the Committee.
The Finance Committee shall review at periodic intervals all budgets and capital adequacy budgets proposed by management and make recommendations thereon to the Board of Directors, perform mid-term reviews of the progress towards goals under such budgets and report to the Board of Directors, and perform such other duties as may be delegated to it by the Board of Directors. The Finance Committee shall have such specific duties as shall be set forth in the Finance Committee Charter. The Finance Committee Charter shall be approved by the Board of Directors and the Finance Committee.
3.5 Management Development and Compensation Committee. The Board of Directors shall appoint a Management Development and Compensation Committee.
The Management Development and Compensation Committee shall consist solely of Directors, not less than three in number, who are independent of management and free from any relationships that, in the opinion of the Board of Directors, would interfere with the exercise by the Director of independent judgment as a committee member. The Committee members shall also each be a “Non-Employee Director” within the meaning of Rule 16-b(3) under the Securities and Exchange Act of 1934, and an “Outside Director” within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code. Committee members shall be nominated by the Class A Nominating and Corporate Governance Committee, and ratified by the Board of Directors. One of the members shall be nominated by the Chairman of the Board, with the approval of a majority of the Directors, to be the chairman of the Committee.
The Management Development and Compensation Committee shall establish a general compensation policy for the Corporation, shall evaluate the CEO and set the CEO’s compensation annually, shall administer any equity benefit plans and shall have responsibility for recommending approval of Directors’ fees and salaries. The Management Development and Compensation Committee shall have such other specific duties as shall be set forth in its Charter. The Charter shall be approved by the Board of Directors and the Management Development and Compensation Committee.

3.6.A. Class A Nominating and Corporate Governance Committee. The Committee shall consist solely of Directors, not less than three in number, who are independent of management and free from any relationships that, in the opinion of the Board of Directors, would interfere with the exercise by the Director of independent judgment as a committee member. Committee members shall be nominated by the Class A Nominating and Corporate Governance Committee, and ratified by the Board of Directors. One of the members shall be nominated by the Chairman of the Board, with the approval of a majority of the Directors, to be the chairman of the Committee.
The Committee shall recommend to the Board of Directors the number of Class A Directors, which shall be not less than 8, nor more than 10 to be elected for the next year, and nominate for election the Class A Directors. The Committee shall submit and file in writing with the Secretary of this Corporation, not less than seventy-five (75) days prior to the date of the meeting of the shareholders of this Corporation at which Directors are to be elected, the names of such nominees. The Committee is also charged with the responsibility of conducting evaluations of the Board of Directors and its members pursuant to guidelines in a written charter, and to review and make recommendations regarding the Company’s corporate governance standards. The Class A Nominating and Corporate Governance Committee shall have such other specific duties as shall be set forth in its Charter. The Charter shall be approved by the Board of Directors and the Class A Nominating and Corporate Governance Committee.
3.6.B. Class B Nominating Committee. The Class B Nominating Committee shall include all Class B Directors. The Chairman of the Board shall designate the Chairman and the Secretary of the Class B Nominating Committee. The Secretary of the Committee shall keep a complete record of the proceedings thereof.
The duty of the Committee shall be to recommend to the Board of Directors the number of Class B Directors, which shall be not less than 5 nor more than 7 to be elected for the next year, consistent with any agreement among the Class B Common Stockholders, and to nominate for election the Class B Directors. The Secretary of the Committee shall submit and file in writing with the Secretary of this Corporation, not less than seventy-five (75) days prior to the date of the meeting of the shareholders of this Corporation at which Directors are to be elected, the names of such nominees.
Report of Secretary. The Secretary shall report and submit to the shareholders for election, the names of those so nominated, if eligible; in regard to the nominees as Class B Directors, no other names may be nominated for election and no others may be elected.
Article IV. Officers
4.6 Chief Executive Officer. Subject to the business and administrative policies adopted by the Board of Directors from time to time and under the supervision and direction of the Board, the Chief Executive Officer shall be responsible for the supervision and direction of the business and affairs of this Corporation and its employees. The Chief Executive Officer shall be a member of the Executive Committee regardless of whether the Chief Executive Officer is simultaneously a Director.